EXHIBIT 10.1

FREEDOM HOLDINGS, INC. aka

Freedom Acquisition Corp, a Florida corporation

106 Ogden St., PO Box 591, Ossian IN, 46777

January 18, 2023

MedCann Industries, Inc.

Mr. John Vivian, CEO

21605 Independence Ave.

Chatsworth, CA 91311

Re:	Binding Definitive Agreement

Dear John

This Binding Definitive Agreement (“Agreement”) memorializes the principal terms upon which MedCann Industries, Inc., (MedCann) (the “Buyer”), agrees to purchase $50,000 worth of Freedom Holdings, Inc. (“FHLD”) common shares or 40,000,000 @ $0.00125 per share which represents the control of FHLD as of the date of this agreement. The control is made up of issued and outstanding shares of Freedom Holdings, Inc., (the “Company).

At the closing of the Transaction (the “Closing”), and on the terms and subject to all the conditions of this Agreement FHLD shall become a majority owned subsidiary of Buyer (“Acquisition”).

Upon execution of this Agreement, the Parties shall work in good faith to complete the Acquisition, including by meeting the following interim goals:

(1) the Company shall promptly make its information and personnel available for Buyer’s due diligence review.

(2) The Parties shall seek approval for the Acquisition, based on this Agreement and the final forms of the other transaction documents, from their respective boards or other governing bodies or persons, no later than January 15, 2023.

(5) Subject to the satisfaction of the closing conditions in the Agreement, the Parties shall close the Acquisition.

Principal Terms of Acquisition

Buyer

MedCann Industries, Inc.

Seller/Company

Freedom Holdings, Inc. aka Freedom Acquisition Corp a Florida Corporation (“FHLD or the Company”).

Acquisition

Buyer shall acquire 40,000,000 of restricted stock of the Company, representing up to 80% of the issued and outstanding securities of Seller (the “Acquisition Shares”) for the sum of $50,000.00 USD (the “Purchase Price”)

1.	Upon the consummation of the Acquisition, FHLD will become a majority owned subsidiary of Buyer.
2.	Buyer shall accept the obligations of the Company not to exceed the liabilities as reported on the audited financial statements as of 12-31-2022 and ongoing operational costs from this point forward.
3.	Upon the Closing, 100% of the Acquisition Shares of the Company shall be owned by Buyer or its assigns free and clear of any and all liens or debt.
4.

Immediately and simultaneously with the Closing, the Company shall appoint John Vivian as Chairman of the Board of Directors of FHLD and accept the immediate resignation of Brian Kistler as CEO and Director of the Company

5.

The parties acknowledge that the Acquisition Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and will be subject to significant restrictions on transfer. Buyer acknowledges and agrees that it and the beneficial owners of the Shares will have no right to sell, assign, pledge, hypothecate, distribute (as a dividend or otherwise), transfer or otherwise dispose of or encumber the Shares (except by will or by the laws of descent and distribution), unless Buyer shall first have been provided with an opinion of counsel satisfactory to Buyer that such sale is exempt from such registration under the Securities Act and any applicable federal and state securities laws. The Shares will be subject for a six (6) months lock-up period starting on the effective date of the definitive agreement.

6.

Upon the Closing, Brian Kistler shall be appointed to the advisory board on a two-year agreement under terms to be agreed to and the Seller will be permitted to nominate one board member of a Five-person Board of Directors (the “Board”), Each shall nominate its choices for re-election to the Board to be voted on by shareholders at each annual shareholder meeting. The board members chosen by will be compensated according to the policies set forth by the Buyer and is to be paid compensation as a director.

7.	The Company shall immediately perform “catch up” the filings to become SEC compliant and file a “long audit” amending its filing status to be year ending from 9-30 to 12-31-2022

Good Faith Efforts

With respect to financial statements, Buyer is not current in all of its filings however the Seller has engaged outside auditors BF Borgers, CPA, to audit and review the Company’s financial statements in compliance with PCAOB standards, including all opinion letters and other documents as shall be necessary to allow the Company to be acquired by Buyer pursuant to all applicable SEC and other rules and regulations and to allow Buyer to timely file all necessary securities filings with the SEC (collectively, the “Audit”).  .

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Confidentiality

The existence of this Agreement and the contents hereof, as well as all mutually discussed, projections, forecasts, technology, processes, management, related entities, shareholders, members and other materials relating to any of the parties, or their subsidiaries and other affiliates shall all be treated as confidential information by the parties and shall not be disclosed or used by any party without the written consent of the other party. The parties shall cause their affiliates to observe the confidentiality provided for in this Agreement. For the avoidance of doubt, the parties may disclose such information (a) to such party’s bankers and other financing sources, employees and professional advisors, in each case under a confidential relationship, in connection with the Acquisition, and (b) if required pursuant to any court order, investigation by a governmental or regulatory entity, and any applicable law or regulation (including applicable securities laws and regulations and rules promulgated thereunder), and if such disclosure is required, the party from whom such disclosure is sought will, if practicable, (i) request that the subject matter to be disclosed be kept confidential and not used for any purpose, (ii) to the extent permitted by law, give reasonable advance notice in writing to the other party that such disclosure has been required, (iii) to the extent permitted by law, make such disclosure as late as legally permissible (as determined by the party making such disclosure upon the advice of its counsel), and (iv) limit the information to be disclosed to that which is required to be disclosed.

Miscellaneous (Binding Terms)

This Agreement supersedes and replaces in its entirety any oral or written agreement between the Company, Seller and Buyer relating to the subject matter hereof.  No binding agreement providing for the Acquisition has been deemed to exist unless and until a Definitive Agreement between Buyer and the Company is executed and delivered, and unless and until a Definitive Agreement is executed and delivered, none of the Parties will have any legal obligation to any other party of any kind with respect to the Acquisition or otherwise; except that the terms herein in the sections entitled Due Diligence, Exclusivity and Operations during the Exclusivity Period, Confidentiality, Expense Reimbursement, Termination and Miscellaneous shall be legally binding upon the Parties.

If any of the foregoing binding terms of this Agreement, as applied in any circumstance, shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstance, or the validity or enforceability of the remaining binding terms of this Agreement.

This Agreement shall be governed by Florida law, without reference to conflicts of law’s provisions thereof.

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We look forward to consummating this transaction as soon as possible. If the foregoing terms and conditions are acceptable, please sign below and return to us.

This agreement shall be declared effective on the date fully executed below.

Sincerely,

FREEDOM HOLDINGS, INC. aka Freedom Acquisition Corp

/s/ Brian K. Kistler
Chief Executive Officer
Date: 1-18-2023

Acknowledged and agreed to be

Legally binding the on the Buyer as set forth herein:

MEDcann Industries, Inc.

/s/ John Vivian

CEO

Date: 1-18-2023

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